Exhibit 10.37

AMENDMENT TO EMPLOYMENT AGREEMENT DATED DECEMBER 30, 2008

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of  December 30, 2008, by and between PC MALL, INC., a Delaware corporation, (the “Company”), and Frank F. Khulusi, an individual (“Executive”).

RECITALS

WHEREAS , the Company and Executive previously entered into that certain Employment Agreement, effective January 1, 1995, setting forth the terms and conditions of Executive’s employment with the Company (the “Employment Agreement”); and

WHEREAS, the Company and Executive previously agreed to amend the Employment Agreement, effective as of December 28, 2005, to address certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its proposed Treasury regulations; and

WHEREAS , the parties hereto now mutually desire to further amend the Employment Agreement as provided herein solely to conform its terms to the applicable provisions of Code Section 409A and its final Treasury regulations.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Amendment, the parties hereto agree as follows:

1.                                       The Agreement is hereby amended by the addition of the following new Section 15:

15.         Code Section 409A Provisions.

(a)           Compliance with Section 409A.  This Agreement is intended to comply with Code Section 409A (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent.  Executive and the Company acknowledge that Executive and the Company intend that the compensation arrangements set forth in this Agreement are in compliance with Code Section 409A, and Executive and the Company agree to cooperate with one another, to the extent reasonably requested by the other party, to restructure any compensation set forth in this Agreement in a manner, if possible and without any increase in cost to the Company, such that no earlier and/or additional taxes to Executive or the Company will arise under Code Section 409A.  Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).  The Company makes no representation that this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to this

Agreement or to mitigate its effects on any deferrals or payments made pursuant to this Agreement.

(b)           Delay Due to Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall delay the payment of any benefits payable under this Agreement as required and to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following his termination of employment shall instead be accumulated through and paid or provided, together with interest at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on his termination of employment, on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death; provided, however, that any amounts due to the Executive as a result of his termination of employment that can be paid in a manner consistent with Section 409A(a)(2)(B)(i) of the Code during such six (6) month period shall be paid to him as otherwise provided herein to the maximum extent permitted by Section 409A of the Code, its related Treasury regulations (including, without limitation, Section 1.409A-1(b)(9), relating to separation pay arrangements), and any official administrative guidance relating to Section 409A of the Code.

2.                                       Except to the extent specifically modified herein, the Employment Agreement remains in full force and effect.

3.                                       This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood the parties need not sign the same counterpart.

4.                                       Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 30th day of December, 2008.

PC MALL, INC.

By:	/s/ Brandon H. LaVerne
Name: Brandon H. LaVerne
Title: Chief Financial Officer

EXECUTIVE

By:	/s/ Frank F. Khulusi
Frank F. Khulusi

Signature Page to Second Amendment to Employment Agreement